Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-249801) pertaining to the Leslie’s, Inc. 2020 Omnibus Incentive Plan, of our report dated December 23, 2020, with respect to the consolidated financial statements of Leslie’s, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended October 3, 2020.

/s/ Ernst & Young LLP

Phoenix, Arizona

December 23, 2020